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                                                             SEC FILE NUMBER

                                                                 0-9996
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                                                              CUSIP NUMBER

                                                              258564 10 3
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING



(CHECK ONE): [ ] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
             [X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

                 For Period Ended: December 31, 2003
                 [ ] Transition Report on Form 10-K [ ]
                 [ ] Transition Report on Form 20-F [ ]
                 [ ] Transition Report on Form 11-K [ ]
                 [ ] Transition Report on Form 10-Q [ ]
                 [ ] Transition Report on Form N-SAR For the
                 Transition Period Ended:
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 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Full Name of Registrant

                                 Dotronix, Inc.
Former Name if Applicable

Address of Principal Executive Office (STREET AND NUMBER)

                           160 First Street Southeast

City, State and Zip Code

                           New Brighton, MN 55112-7894
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PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a)  The reasons described in reasonable detail in Part III of this
        |      form could not be eliminated without unreasonable effort or
        |      expense;
        | (b)  The subject annual report, semi-annual report, transition
        |      report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
 [ X ]  |      thereof, will be filed on or before the fifteenth calendar day
        |      following the prescribed due date; or the subject quarterly
        |      report of transition report on Form 10-Q, or portion thereof
        |      will be filed on or before the fifth calendar day following
        |      the prescribed due date; and
        | (c)  The accountant's statement or other exhibit required by Rule
        |      12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED) SEE ATTACHED

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Robert V. Kling           651              633-1742
           ---------------           ---              --------
               (Name)             (Area Code)     (Telephone Number)

(2)      Have all other periodic reports required under
         Section 13 or 15(d) of the Securities Exchange Act
         of 1934 or Section 30 of the Investment Company Act
         of 1940 during the preceding 12 months (or for such
         shorter) period that the registrant was required to
         file such reports) been filed? If answer is no,
         identify report(s).                                      [X] Yes [ ] No

(3)      Is it anticipated that any significant change in
         results of operations from the corresponding period
         for the last fiscal year will be reflected by the
         earnings statements to be included in the subject
         report or portion thereof?                               [ ] Yes [X] No

         If so, attach an If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Dotronix, Inc.
                ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  February 18, 2004          By /s/ Robert V. Kling, Chief Financial Officer
    ---------------------           --------------------------------------------



                                                               February 18, 2004

Dotronix, Inc.
File No. 0-9996

Attachment to SEC form 12b-25
Part III

The Company is unable to file its quarterly report on Form 10-QSB for the quarter ended December 31, 2003 without unreasonable effort or expense due to the necessity of having to complete certain analysis and research prior to the completion of Form 10-QSB.